EXHIBIT 99.1

[XTO Logo Appears Here]	NEWS RELEASE

For Immediate Release

Number: 05-02

XTO ENERGY SETS 2005 DEVELOPMENT BUDGET OF $850 MILLION

FORT WORTH, TX (January 17, 2005) - XTO Energy Inc. (NYSE-XTO) today announced that its Board of Directors approved a 2005 capital budget for development and exploration expenditures of $850 million. The Company expects to drill 735 wells (560 net) and perform approximately 540 (400 net) workovers and recompletions throughout the year. Activities in its Eastern Region of East Texas and Louisiana will account for $400 million. Barnett Shale development in North Central Texas will be allocated $170 million. The San Juan, Raton and Uinta basins combined will be allocated $85 million. Programs in the Permian District are expected to utilize another $85 million. The Arkoma Basin and Mid-Continent properties will be allocated $80 million. Finally, the Company will target $30 million for exploration events.

XTO Energy Inc. is a domestic natural gas and oil producer engaged in the acquisition, exploitation and development of quality, long-lived producing properties in the United States. Its properties are concentrated in Texas, New Mexico, Arkansas, Oklahoma, Kansas, Wyoming, Colorado, Alaska, Utah and Louisiana.

Contact:	Louis G. Baldwin	Gary D. Simpson
	Executive Vice President & CFO	Sr. V. P. – Investor Relations & Finance
	XTO Energy Inc.	XTO Energy Inc.
	817/870-2800	817/870-2800

This release can be found at www.xtoenergy.com

(more)

XTO Energy Sets 2005 Development Budget of $850 Million

Statements made in this news release, including those relating to number of wells to be drilled, the number of workovers and recompletions, development and exploration activities and development budget expenditures by area are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, failure to close any pending acquisitions, the timing and extent of changes in oil and gas prices, changes in underlying demand for oil and gas, the timing and results of drilling activity, production downtime due to maintenance, weather or other factors outside the Company’s control, the availability of drilling equipment and technical personnel, changes in interest rates, and higher than expected production costs and other expenses. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.